Exhibit 12


                              GWL&A FINANCIAL INC.
          COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
      AND COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                             (Dollars in Thousands)

                                       1998              1997              1996             1995           1994
                                       ----              ----              ----             ----           ----
Earnings:
   Pretax income from
     continuing operations..       $ 295,751           $208,607         $164,947          $176,612       $102,734
   Interest expense.........       $  13,133           $ 14,117         $ 15,659          $ 15,972       $ 14,621
                                    --------           --------         --------          --------       --------
Total earnings:  (a)........       $ 308,884           $222,724         $180,606          $192,584       $117,355
                                   ---------           --------         --------          --------       --------

Fixed charges:
   Interest expense.........        $ 13,133           $ 14,117         $ 15,659          $ 15,972       $ 14,621
                                    --------           --------         --------          --------       --------
Total fixed charges (excluding      $ 13,133           $ 14,117         $ 15,659          $ 15,972       $ 14,621
                                    --------           --------         --------          --------       --------
   interest paid on policies)
   (b)......................
   Interest paid on policies        $491,616           $527,784         $561,786          $562,263       $529,118
                                    --------           --------         --------          --------       --------

Total fixed charges (including
   interest paid on policies)        $504,749          $541,901         $577,445          $578,235       $543,739
                                     --------          --------         --------          --------       --------
   (c)

Total earnings (including
   interest paid on policies)        $800,500          $750,508         $742,392          $754,847       $646,473
                                     --------          --------         --------          --------       --------
   (d)

Ratio of earnings to fixed
   charges (excluding interest
   paid on policies) (a/b)..            23.5               15.8             11.5              12.1            8.0

Ratio of earnings to fixed
   charges (including interest           1.6                1.4              1.3               1.3            1.2
   paid on policies) (d/c)..

Preferred stock dividend
requirements:
   Preferred stock dividends
     (e)....................        $  6,692           $  8,854         $  8,587          $  9,217       $  7,475

Effective tax rate (f)......              33%                24%              18%               28%            28%
                                    --------           --------         --------          --------       --------
Preferred stock dividend
requirements adjusted for
taxes: (e/(100%-f))=(g).....        $ 10,048           $ 11,635         $ 10,523          $ 12,748       $ 10,339
                                    --------           --------         --------          --------       --------
Ratio of earnings to combined
fixed charges (excluding
interest paid on policies) and
preferred stock dividend
requirements: (a/(b+g)).....            13.3                8.6              6.9               6.7            4.7

Ratio of earnings to combined
fixed charges (including
interest paid on policies) and
preferred stock dividend                 1.6                1.4              1.3               1.3            1.2
requirements: (d/(c+g)).....